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SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-90316
Filed Pursuant to Rule 424(b)(3)

Pricing Supplement No. 171	Trade Date:	11/3/03
(To Prospectus dated January 23, 2003 and	Issue Date:	11/6/03
Prospectus Supplement dated January 23, 2003)

The date of this Pricing Supplement is                11/3/03

					Interest Payment			Subject to Redemption
CUSIP	Stated Interest Rate Per Annum(1)	Maturity Date	Price to Public(2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor's Option	Yes/No	Date and terms of redemption	Aggregate Principal Amount	Net Proceeds	OID Status
78490FHD4	FLOAT	3/15/09	100%	0.625%	Quarterly(4)	03/15/04	Yes	No		1,787,000	1,775,831.25	N

Floating Rate Index	Spread	Reset Period(4)	Accrual Method	Maximum Interest Rate	Minimum Interest Rate
91 Day T-Bill	0.600%	Weekly	Actual/Actual (Payment Basis)	N/A	N/A

Effective April 7, 2003 the name of Salomon Smith Barney Inc., an agent of the program, was changed to Citigroup Global Markets Inc.

(1)
The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.
(2)
Expressed as a percentage of aggregate principal amount.
(3)
See "Supplemental Plan of Distribution" in the Prospectus supplement for additional information concerning price to public and underwriting compensation.
(4)
On the Interest Reset Date, which is the day after the 3 month T Bill auction, the Calculation Agent will establish the new rate based on the BEY for the 3 month T Bill auction pulished in H.15 (http://www.publicdebt.treas.gov/of/ofrespr.htm).

In the event that the results of the 91 day Treasury Bill auction ceases to be published or reported, or that no auction is held in a particular week, then the rate in effect as a result of the last such report will remain in effect until such time, as the results of auctions of 91 day Treasury Bills will again be published.

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SLM Corporation Medium Term Notes, Series B